Exhibit 2.5

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) dated as of [•], is by and between PFIZER INC., a Delaware corporation (“Pluto”), and UPJOHN INC., a Delaware corporation (“Spinco”). Pluto and Spinco are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, the Board of Directors of Pluto has determined that it is appropriate and desirable to separate the Spinco Business from the Pluto Business so that, as of the Distribution Date, the Spinco Business is held by members of the Spinco Group and the Pluto Business is held by members of the Pluto Group (the “Separation”); and

WHEREAS, in furtherance of the foregoing, the Parties have entered into this Agreement, which is an Ancillary Agreement to the Separation and Distribution Agreement by and between the Parties, dated as of July 29, 2019 (the “Separation Agreement”), to govern the rights and obligations of the Parties with respect to employment, compensation, employee benefits and related matters in connection with the Transactions, and to ratify actions previously taken in connection with the Contribution, as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. For purposes of this Agreement the terms set forth below shall have the following meanings:

“Actuarial Assumptions” has the meaning set forth in Section 5.02(e).

“Agreement” has the meaning set forth in the Preamble.

“Asset Sale Effective Time” has the meaning set forth in the Business Combination Agreement.

“China Heating Allowance” has the meaning set forth in Section 12.03.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar foreign, state or local Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Converted Spinco RSU Awards” has the meaning set forth in the Business Combination Agreement.

“DC Transfer Amount” has the meaning set forth in Section 6.03(c).

“Determination Date” has the meaning set forth in the Business Combination Agreement.

“Employee” means any Pluto Employee or Spinco Employee.

“Employment Tax” means any Tax with respect to wages or other compensation of Employees and Former Employees, including the employers’ and the employees’ portion of any such Tax.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“FMLA” means the Family and Medical Leave Act of 1993, as amended from time to time, and any similar foreign, state or local Laws.

“Forfeited Pluto Equity Awards” has the meaning set forth in Section 11.02(b).

“Former Employee” means a Former Pluto Employee or a Former Spinco Employee.

“Former Pluto Employee” means any individual who is a former employee of Pluto or any of its Subsidiaries as of the Distribution Time and who is not a Former Spinco Employee.

“Former Pluto Independent Contractor” means any individual who is a former independent contractor of Pluto or any of its Subsidiaries as of the Distribution Time and who is not a Former Spinco Independent Contractor.

“Former Pluto Service Provider” means a Former Pluto Employee or Former Pluto Independent Contractor.

“Former Service Provider” means a Former Pluto Service Provider or Former Spinco Service Provider.

“Former Spinco Employee” means any individual whose employment with Pluto and its Subsidiaries terminated (or who went on long-term disability leave) on or after December 1, 2018 (for individuals employed outside the United States) or January 1, 2019 (for individuals employed in the United States) and prior to the Distribution Time, and who immediately prior to such termination (or, for individuals on long-term disability leave, immediately prior to ceasing active employment) was exclusively or primarily engaged in the Spinco Business.

“Former Spinco Independent Contractor” means any individual independent contractor whose engagement with Pluto and its Subsidiaries terminated on or after December 1, 2018 (for individuals providing services outside the United States) or January 1, 2019 (for individuals providing services in the United States) and prior to the Distribution Time, and who immediately prior to such termination was exclusively or primarily engaged in the Spinco Business.

“Former Spinco Service Provider” means a Former Spinco Employee or Former Spinco Independent Contractor.

“Health and Welfare Plans” means, when immediately preceded by “Pluto,” the Pluto Health Plans, the Pluto Health and Insurance Program, and the other health and welfare plans established and maintained by the Pluto Group and, when immediately preceded by “Spinco,” Spinco Health Plans, and the other health and welfare plans sponsored or maintained by or to be established, sponsored or maintained by the Spinco Group.

“Health Plans” means, when immediately preceded by “Pluto,” the group health plans and such other health plans or programs, including medical, prescription drug, dental and vision plans and programs established and maintained by the Pluto Group and, when immediately preceded by “Spinco,” the health plans, programs and arrangements sponsored or maintained by or to be established, sponsored or maintained by the Spinco Group.

“IRS” means the United States Internal Revenue Service.

“Japan Pension Plan Transfer Amount” has the meaning set forth in Section 5.03(a).

“Japan Pluto DC Participants” has the meaning set forth in Section 6.03(c).

“Labor Agreement” has the meaning set forth in Section 2.01.

“Life Insurance Plans” means, when immediately preceded by “Pluto,” the life insurance plans of the Pluto Group, and, when immediately preceded by “Spinco,” the life insurance plans sponsored or maintained or to be established or maintained by the Spinco Group that corresponds to the respective Pluto Life Insurance Plan.

“Mercer” means the business unit of Marsh & McLennan Companies, Inc. operating under the name “Mercer.”

“Non-U.S. Defined Benefit Plan Transfer Amounts” has the meaning set forth in Section 5.02(a).

“Participating Company” means, with respect to any Plan: (a) any Person (other than an individual) that Pluto has approved for participation in, has accepted participation in, and which is participating in, a Plan sponsored by the Pluto Group; or (b) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

“Party” has the meaning set forth in the Preamble.

“PBO” has the meaning set forth in Section 5.02(a).

“Plan” means any written or unwritten plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to Service Providers, Former Service Providers or directors of a member of the Pluto Group or the Spinco Group.

“Pluto” has the meaning set forth in the Preamble.

“Pluto Canada Retiree Medical Plan” means the Pfizer Canada ULC Post-Retirement Benefit Plan.

“Pluto Delayed Employment Period” has the meaning set forth in Section 4.01(e).

“Pluto Delayed Transfer Employee” has the meaning set forth in Section 4.01(e).

“Pluto Employees” has the meaning set forth in Section 4.01(a).

“Pluto Equity Awards” means a Pluto Option Award, Pluto RSU Award, Pluto TSRU Award, Pluto Performance Share Award or Pluto Portfolio Performance Share Award.

“Pluto Flexible Benefits Plans” means the Pluto Health Care Spending Account Plan and the Pluto Dependent Care Spending Account Plan.

“Pluto Independent Contractors” has the meaning set forth in Section 4.02.

“Pluto Individual Agreement” means any individual (a) employment contract or offer letter, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation or equalization of Taxes and living standards in the host country) or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Pluto Group and (i) a Pluto Employee or (ii) a Former Pluto Employee, in each case, as in effect immediately prior to the Distribution Date.

“Pluto Japan Pension Plan” has the meaning set forth in Section 5.03(a).

“Pluto Leave of Absence Programs” means the personal, medical, military and FMLA leave and other leaves of absence required by applicable Law or offered from time to time under the personnel policies and practices of the Pluto Group.

“Pluto Non-U.S. Defined Benefit Plans” has the meaning set forth in Section 5.02(a).

“Pluto Nonqualified Plans” means the plans identified in Annex A.

“Pluto Option Award” means an award of an option to purchase Pluto Shares pursuant to a Pluto Stock Plan.

“Pluto Performance Share Award” means an award to receive Pluto Shares that is subject to corporate performance criteria, issued pursuant to a Pluto Stock Plan.

“Pluto Plans” means the Plans established, sponsored or maintained by any member of the Pluto Group but excluding any Spinco Plans.

“Pluto Portfolio Performance Share Award” means an award to receive Pluto Shares that is subject to corporate performance criteria related to Pluto’s long-term product portfolio during a five (5)-year period, issued pursuant to a Pluto Stock Plan.

“Pluto RSU Award” means an award representing a contractual right to receive Pluto Shares or the cash value thereof, which right is subject to transfer restrictions or to employment and/or performance vesting conditions, issued pursuant to a Pluto Stock Plan.

“Pluto Service Provider” means a Pluto Employee or Pluto Independent Contractor.

“Pluto Share” means a share of Pluto Common Stock.

“Pluto Stock Plan” means the Pluto Inc. 2019 Stock Plan, Pluto Inc. 2014 Stock Plan, Pluto Inc. 2004 Stock Plan and any other plan, program or arrangement, pursuant to which employees and other service providers hold Pluto Option Awards, Pluto RSU Awards, Pluto TSRU Awards, Pluto Performance Share Awards, Pluto Portfolio Performance Share Awards or other Pluto equity incentives.

“Pluto TSRU Award” means an award of total shareholder return units with respect to Pluto Shares granted pursuant to a Pluto Stock Plan that is settled based on the change in the stock price of Pluto Shares over the applicable settlement period, as well as accrued dividend equivalents, subject to certain restrictions.

“Puerto Rico Retiree Medical Plan” means the Puerto Rico Retiree Medical and Dental Plan.

“Puerto Rico Savings Plan” means the Pluto Puerto Rico Savings Plan for Employees Resident in Puerto Rico.

“QDRO” means a domestic relations order that qualifies under Section 414(p) of the Code and Section 206(d) of ERISA and that creates or recognizes an alternate payee’s right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under a plan qualified under Section 401(a) of the Code.

“Requesting Party” has the meaning set forth in Section 14.05.

“Savings Plan” means, when immediately preceded by “Pluto,” the Pluto Savings Plan, a defined contribution plan, and, when immediately preceded by “Spinco,” the defined contribution plan funded by a trust that is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a)(1) of the Code, to be established, sponsored or maintained by Spinco pursuant to Section 6.01(c).

“Service Provider” means a Pluto Service Provider or Spinco Service Provider.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Share Sale Effective Time” has the meaning set forth in the Business Combination Agreement.

“Spinco” has the meaning set forth in the Preamble.

“Spinco Delayed Employment Period” has the meaning set forth in Section 4.01(d).

“Spinco Delayed Transfer Employee” has the meaning set forth in Section 4.01(d).

“Spinco Employee” has the meaning set forth in Section 4.01(a).

“Spinco Flexible Benefits Plans” means the Spinco Health Care Spending Account Plan and the Spinco Dependent Care Spending Account Plan to be established, sponsored or maintained by Spinco to accept a spin-off of the flexible spending reimbursement accounts of Spinco Employees under the respective Pluto Flexible Benefits Plans in accordance with Section 8.04.

“Spinco Fringe Benefits” means any fringe benefits, plans, programs and arrangements sponsored or maintained or to be established, sponsored or maintained by the Spinco Group.

“Spinco Independent Contractors” has the meaning set forth in Section 4.02.

“Spinco Individual Agreement” means any individual (a) employment contract or offer letter, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation or equalization of Taxes and living standards in the host country) or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Pluto Group or Spinco Group and (i) a Spinco Employee or (ii) Former Spinco Employee, as in effect immediately prior to the Distribution Date.

“Spinco Japan Defined Contribution Plan” means the Pluto Kigyougata Nenkin Kiyaku.

“Spinco Japan Pension Plan” means the Pluto Kigyou Nenkin Kikin Kiyaku.

“Spinco Long-Term Disability Plans” means the long-term disability plans sponsored or maintained or to be established, sponsored or maintained by the Spinco Group.

“Spinco Make-Whole Award” has the meaning set forth in Section 11.02(b).

“Spinco Non-U.S. Defined Benefit Plans” has the meaning set forth in Section 5.02(a).

“Spinco Plans” means the Plans sponsored or maintained by Spinco or to be established, sponsored or maintained by any member of the Spinco Group as of or after the Distribution Time.

“Spinco Retiree Medical Plan” has the meaning set forth in Section 9.01.

“Spinco Savings Plan” has the meaning set forth in Section 6.01(c).

“Spinco Service Provider” means a Spinco Employee or Spinco Independent Contractor.

“Spinco Short-Term Disability Plans” means the short-term disability plans sponsored or maintained or to be established, sponsored or maintained by the Spinco Group.

“Spinco Stock Plan” means the Spinco Stock Plan established by Spinco as of the Distribution Time pursuant to Section 11.01.

“Transferred Account Balances” has the meaning set forth in Section 8.04.

“Transferred Defined Benefit Plan Participants” has the meaning set forth in Section 5.02(a).

“Transferred Japan Pension Plan Participants” has the meaning set forth in Section 5.03(a).

“U.S. Retiree Medical Plan” means the Pluto Retiree Medical Plan providing for medical and voluntary dental coverage.

“Utah Ordinary Share” has the meaning set forth in the Business Combination Agreement.

“WARN” has the meaning set forth in Section 4.07.

ARTICLE II

GLOBAL PROVISION; GENERAL ALLOCATION OF LIABILITIES

Section 2.01 General Principles. All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar agreement or arrangement with any labor union, works council or other labor representative (each, a “Labor Agreement”). Notwithstanding anything in this Agreement to the contrary, if the terms of a Labor Agreement or applicable Law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement, such retention, assumption or transfer shall be made in accordance with the terms of such Labor Agreement and applicable Law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement. The provisions of this Agreement shall apply in respect of all jurisdictions wherever situated; provided, however, that to the extent a Local Separation Agreement addresses employment, the services of individual independent contractors, compensation or benefit matters, the terms of such Local Separation Agreement shall govern in respect of matters relating to Service Providers employed or providing services in the applicable jurisdiction or Former Service Providers previously employed or providing services in the applicable jurisdiction; provided further that, unless otherwise agreed, such Local Separation Agreement shall be consistent with the principles set forth herein.

Section 2.02 Acceptance and Assumption of Spinco Liabilities. Except as otherwise provided by this Agreement, as of no later than immediately prior to the Distribution Time, Spinco and the applicable Spinco Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Spinco Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of Actions by Pluto’s or Spinco’s respective directors, officers, Service Providers, Former Service Providers, agents, Subsidiaries or Affiliates against any member of the Pluto Group or the Spinco Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pluto Group or the Spinco Group, or any of their respective directors, officers, Service Providers, Former Service Providers, agents, Subsidiaries or Affiliates:

(a) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other compensation or benefits payable to or on behalf of any Spinco Service Providers and Former Spinco Service Providers after the Distribution Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other compensation or benefits are or may have been awarded or earned;

(b) any and all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Spinco Service Providers and Former Spinco Service Providers and their respective dependents and beneficiaries, other than any Liabilities expressly assumed or retained by Pluto under the Separation Agreement or any Ancillary Agreement;

(c) any and all Liabilities whatsoever with respect to Actions under a Spinco Plan; and

(d) any and all Liabilities expressly assumed or retained by any member of the Spinco Group pursuant to this Agreement.

Section 2.03 Acceptance and Assumption of Pluto Liabilities. Except as otherwise provided by this Agreement, as of no later than immediately prior to the Distribution Time, Pluto and certain members of the Pluto Group designated by Pluto shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Pluto Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of Actions by Pluto’s or Spinco’s respective directors, officers, Service Providers, Former Service Providers, agents, Subsidiaries or Affiliates against any member of the Pluto Group or the Spinco Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pluto Group or the Spinco Group, or any of their respective directors, officers, Service Providers, Former Service Providers, agents, Subsidiaries or Affiliates:

(a) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other compensation or benefits payable to or on behalf of any Pluto Service Providers and Former Pluto Service Providers after the Distribution Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other compensation or benefits are or may have been awarded or earned;

(b) any and all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Pluto Service Providers and Former Pluto Service Providers and their respective dependents and beneficiaries, other than any Liabilities expressly assumed or retained by Spinco under the Separation Agreement or any Ancillary Agreement;

(c) any and all Liabilities whatsoever with respect to Actions under a Pluto Plan;

(d) all Liabilities arising out of, relating to or resulting from the transfer of Spinco Employees from the Pluto Group to the Spinco Group that arise in respect of any applicable notice and/or severance obligations, obligations to transfer or obligations to notify and/or consult in compliance with a Labor Agreement or applicable Law, in each case, solely with respect to transfers contemplated by the Internal Reorganization Plan, other than (i) any Liabilities arising in connection with the Spinco Group’s noncompliance with applicable Law, the Separation Agreement or any Ancillary Agreement, any Labor Agreement, any Plan or any Spinco Individual Agreement, in each case, following the Distribution Date or relating to an action or inaction of Utah or its Affiliates before, on or after the Distribution Date, or (ii) any Liabilities that are otherwise allocated to Spinco under the Separation Agreement or any Ancillary Agreement; and

(e) any and all Liabilities expressly assumed or retained by any member of the Pluto Group pursuant to this Agreement.

Section 2.04 Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities whether under a Plan or otherwise and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

ARTICLE III

GENERAL PLAN MATTERS

Section 3.01 Pluto Plans.

(a) Participation in Pluto Plans. Except as otherwise set forth herein, effective as of the Distribution Date, (i) all Spinco Employees and Former Spinco Employees shall cease actively participating in, or accruing benefits in respect of, the Pluto Plans and (ii) Spinco and each member of the Spinco Group, to the extent applicable, shall cease to be a Participating Company in any Pluto Plan.

(b) Spinco’s Obligations Regarding Pluto Plans. With respect to any Pluto Plan that provides benefits to a Spinco Employee or Former Spinco Employee following the Distribution Time, the Spinco Group shall cooperate with the Pluto Group on a timely basis to assist with the Pluto Group’s administration of such Plans, including with respect to: (i) assisting in the administration of claims, to the extent requested by the claims administrator of such Pluto Plan; (ii) cooperating fully with the Pluto Plan auditors; (iii) providing payroll processing support; (iv) certifying the qualification of and administering QDROs; (v) preserving the confidentiality of all financial arrangements the Pluto Group has or may have with any entity or individual with which the Pluto Group has entered into an agreement relating to the administration of such Pluto Plan; and (vi) preserving the confidentiality of participant Information to the extent not specified otherwise in this Agreement.

(c) Reporting and Disclosing Communications to Participants. Subject to any limitations imposed by applicable Law, the Spinco Group shall provide to the Pluto Group all Information required by the Pluto Group to facilitate communications related to the Pluto Plans. If requested by Pluto, the Spinco Group shall take, or cause to be taken, all actions necessary or appropriate to facilitate the timely distribution of all communications and materials related to the Pluto Plans to participating Spinco Employees or Former Spinco Employees; provided that such communications shall be subject to the review of Spinco or the applicable member of the Spinco Group.

(d) Pluto Under No Obligation to Maintain Pluto Plans. Nothing in this Agreement shall preclude the Pluto Group, at any time, from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any Pluto Plan, any benefit under any Pluto Plan or any trust, insurance policy or funding vehicle related to any Pluto Plan.

Section 3.02 Spinco Plans.

(a) Establishment of Spinco Plans. Effective as of the Distribution Date, Spinco, or another member of the Spinco Group, shall adopt or designate Spinco Health and Welfare Plans, Spinco Fringe Benefits, a Spinco Life Insurance Plan, a Spinco Long-Term Disability Plan, a Spinco Short-Term Disability Plan, a Spinco Flexible Benefits Plan, a Spinco Savings Plan, a Spinco Retiree Medical Plan, Spinco Non-U.S. Defined Benefit Plans and such other Spinco Plans as may be determined to be appropriate by the Parties, which Spinco Plans shall generally correspond to the Pluto Plans in which Spinco Employees and Former Spinco Employees participated immediately prior to the Distribution Date. Without limiting the generality of the foregoing, such designated Spinco Plans may be the plans sponsored or maintained by Utah or its Affiliates.

(b) Cooperation in Establishment of Spinco Plans. Prior to the Distribution Date, the Pluto Group and the Spinco Group shall cooperate to establish Spinco Plans and the related insurance contracts, third-party service provider agreements and other related agreements and arrangements.

(c) Spinco Under No Obligation to Maintain Plans. From and after the Distribution Time, the Spinco Group shall retain all of the Spinco Plans, including all related Liabilities and Assets, and any related trusts and other funding vehicles and insurance contracts of any such plans other than as specifically provided in this Agreement; provided, however, that the applicable member of the Spinco Group may make such changes, modifications or amendments to such Spinco Plan as may be required by applicable Law or to reflect the Separation Agreement, including limiting participation in any such Spinco Plan to Spinco Employees or Former Spinco Employees who participated in the corresponding Pluto Plan immediately prior to the Distribution Time. Except as otherwise specified in this Agreement or the Business Combination Agreement, Spinco or any member of the Spinco Group may, at any time after the Distribution Date, amend, merge, modify, terminate, eliminate, reduce or otherwise alter in any respect any Spinco Plan, any benefit under any Spinco Plan or any trust, insurance contract or funding vehicle related to any Spinco Plan.

(d) Transfers of Plan Assets. Except as expressly provided in this Agreement, nothing in this Agreement shall require Pluto or any member of the Pluto Group to transfer to the Spinco Group any Assets of any member of the Pluto Group or any Pluto Plan.

Section 3.03 Terms of Participation in Spinco Plans.

(a) No Duplication or Acceleration of Benefits. In no event shall the Spinco Plans provide benefits that are duplicative of the benefits provided under the Pluto Plans for the same period of service. Pluto and Spinco shall agree on methods and procedures, including amending the respective Plan documents, to prevent Spinco Employees and Former Spinco Employees from receiving duplicate benefits from the Pluto Plans and Spinco Plans. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Plan sponsored or maintained by a member of the Pluto Group or member of the Spinco Group on the part of any Service Provider or Former Service Provider.

(b) Service Credit. For all purposes under the Spinco Plans, the Spinco Group shall credit all service of each Spinco Employee and Former Spinco Employee with Pluto or any of its Subsidiaries or their respective predecessor entities at or before the Distribution Time, to the same extent that such service was credited under the corresponding Pluto Plans prior to the Distribution Time. The service-crediting provisions shall be subject to any respectively applicable “service bridging,” “break in service,” “employment date” or “eligibility date” rules under the Spinco Plans and the corresponding Pluto Plans.

(c) Beneficiaries. References to Pluto Employees, Former Pluto Employees, Spinco Employees, Former Spinco Employees, and current and former non-employee directors of either Pluto or Spinco shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 3.04 Plans Not Required to Be Adopted. With respect to any Plan not addressed in this Agreement, the Parties shall agree in good faith on the treatment of such Plan, taking into account the handling of any comparable Plan under this Agreement.

ARTICLE IV

EMPLOYMENT MATTERS FOR SPINCO EMPLOYEES

Section 4.01 Transfer of Employees.

(a) Assignment and Transfer of Employees Generally. Except as otherwise provided in this Section 4.01, effective as of no later than the Distribution Date, the applicable member of the Pluto Group shall have taken such actions as are necessary to ensure that each Spinco Employee is employed by a member of the Spinco Group no later than as of the Distribution Date. For purposes of this Agreement, “Spinco Employee” means each employee of any member of the Pluto Group or the Spinco Group who (A) is employed as of the Distribution Date, (B) is exclusively or primarily engaged in the Spinco Business (in each case, including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury or leave of absence approved by the Pluto Human Resources department or otherwise taken in accordance with applicable Law (but not including any individual on long-term disability)) and (C) is listed on the census of employees of the Spinco Business as of June 13, 2019, as provided to Utah prior to the date of the Separation Agreement (or is hired or transferred into the Spinco Business to replace any such employee whose employment terminates prior to the Distribution Date), or is one of up to 500 additional employees consistent with the needs and objectives of the Spinco Business and consistent with financial projections shared with Utah and ratings agencies in connection the Transactions. At Utah’s request, Spinco shall provide updated census information, but in no event more frequently than on a monthly basis. Except as otherwise provided in this Section 4.01, effective as of no later than the Distribution Date, the applicable member of the Pluto Group shall have taken such actions as are necessary to ensure that each Pluto Employee is employed by a member of the Pluto Group no later than as of immediately after the Distribution Date. For purposes of this Agreement, “Pluto Employee” means each employee of any member of the Pluto Group or the Spinco Group who is employed as of the Distribution Date (including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury or leave of absence approved by the Pluto Human Resources department or otherwise taken in accordance with applicable Law), including any employee of any member of the Pluto Group or any member of the Spinco Group who is on long-term disability as of the Distribution Date, other than the Spinco Employees and the Former Spinco Employees. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) Spinco Employees to Receive Offers. For any jurisdiction in which there is a Spinco Employee but there will not be a member of the Spinco Group to employ such Spinco Employee until immediately following the Share Sale Effective Time or the Asset Sale Effective Time (as applicable), Spinco shall or shall cause a member of the Spinco Group to make a written offer of employment to such Spinco Employee at least fifteen (15) Business Days prior to the Distribution Date (or earlier, if required by applicable Law), which offer shall provide (i) compensation and benefits on terms that are consistent with Section 8.18 of the Business Combination Agreement, (ii) that the Spinco Employee’s employment with the Spinco Group shall commence immediately following the Share Sale Effective Time or the Asset Sale Effective Time (as applicable) and (iii) other terms that satisfy all requirements of applicable Law and are sufficient to avoid triggering redundancy, severance, termination or similar entitlements as a result of the transfer of employment from the Pluto Group to the Spinco Group.

(c) Employees with Work Visas or Permits; License To Do Business. Notwithstanding anything to the contrary in this Section 4.01, a Spinco Employee who, on the Distribution Date, is employed pursuant to a work or training visa or permit that authorizes employment only by a member of the Pluto Group shall remain employed by such member of the Pluto Group following the Distribution Date until the visa or permit is amended or a new visa or permit is granted to authorize employment by a member of the Spinco Group. Any such Spinco Employee shall be treated as a Spinco Delayed Transfer Employee for purposes of this Agreement.

(d) Spinco Delayed Transfer Employees. Notwithstanding the foregoing, in the case of a Spinco Employee who is not employed by a member of the Spinco Group as of immediately prior to the Distribution Date and whose employment cannot commence with, or be transferred to, the Spinco Group pursuant to Section 4.01(b) or whose transfer of employment to the Spinco Group is otherwise delayed (a “Spinco Delayed Transfer Employee”), the Parties shall cooperate in good faith to cause such Spinco Delayed Transfer Employee to provide services to the Spinco Group while remaining employed by the Pluto Group until such time as such Spinco Delayed Transfer Employee’s employment can be transferred to the Spinco Group or otherwise terminates with the Pluto Group. The Parties shall cooperate in good faith to cause each Spinco Delayed Transfer Employee to commence employment with a member of the Spinco Group as soon as reasonably practicable following the Distribution Date as permitted by applicable Law in such a manner that, to the maximum extent practical, does not trigger the right of such Spinco Employee to redundancy, severance, termination or similar pay and is otherwise consistent with the terms and conditions of this Agreement, Section 8.18 of the Business Combination Agreement and applicable Law or Labor Agreement. In respect of the Spinco Delayed Transfer Employees, unless otherwise specified, references to “Distribution Date” and “Distribution Time” in this Agreement shall be treated as references to the first date and time at which the applicable Spinco Delayed Transfer Employee’s employment commences with or transfers to a member of the Spinco Group. Notwithstanding the delayed transfer of a Spinco Delayed Transfer Employee, from and after the Distribution Date or, if earlier, the date of the applicable Spinco Delayed Transfer Employee’s termination of employment (the “Spinco Delayed Employment Period”), any Liability related to a Spinco Delayed Transfer Employee in respect of the Spinco Delayed Employment Period (including with respect to compensation and benefits paid by Pluto) shall be considered a Spinco Liability; provided that, during such period, the Spinco Group shall receive the benefit of such Spinco Delayed Transferred Employee’s services.

(e) Pluto Delayed Transfer Employees. Notwithstanding the foregoing, in the case of a Pluto Employee who is not employed by a member of the Pluto Group as of immediately prior to the Distribution Date or whose transfer of employment to the Pluto Group is otherwise delayed (a “Pluto Delayed Transfer Employee”), the Parties shall cooperate in good faith to cause such Pluto Delayed Transfer Employee to provide services to the Pluto Group while remaining employed by the Spinco Group until such time as such Pluto Delayed Transfer Employee’s employment can be transferred to the Pluto Group or otherwise terminates with the Spinco Group. The Parties shall cooperate in good faith to cause each Pluto Delayed Transfer Employee to commence employment with a member of the Pluto Group as soon as reasonably practicable following the Distribution Date as permitted by applicable Law in such a manner that, to the maximum extent practical, does not trigger the right of such Pluto Employee to redundancy, severance, termination or similar pay and is otherwise consistent with the terms and conditions of this Agreement and applicable Law or Labor Agreement. Notwithstanding the delayed transfer of a Pluto Delayed Transfer Employee, from and after the Distribution Date or, if earlier, the date of the applicable Pluto Delayed Transfer Employee’s termination of employment (the “Pluto Delayed Employment Period”), any Liability related to a Pluto Delayed Transfer Employee in respect of the Pluto Delayed Employment Period (including with respect to compensation and benefits paid by Spinco) shall be considered a Pluto Liability; provided that, during such period, the Pluto Group shall receive the benefit of such Pluto Delayed Transferred Employee’s services.

Section 4.02 Assignment and Transfer of Independent Contractors. Effective as of no later than the Distribution Date, (a) the applicable member of the Pluto Group shall have taken such actions as are necessary to ensure that the contract of services of each individual who is an independent contractor of any member of the Pluto Group or the Spinco Group who is actively providing services immediately prior to the Distribution Date and is exclusively or primarily engaged in the Spinco Business (collectively, the “Spinco Independent Contractors”) is transferred to a member of the Spinco Group no later than as of the Distribution Date and (b) the applicable member of the Pluto Group shall have taken such actions as are necessary to ensure that the contract of services of each individual who is an independent contractor of any member of the Pluto Group or the Spinco Group other than the Spinco Independent Contractors (collectively, the “Pluto Independent Contractors”) is transferred to a member of the Pluto Group no later than as of the Distribution Date, in each case, to the extent permitted by the applicable contract of services and subject to the consent of the applicable independent contractor to the extent required. Each of the Parties agrees to execute, and to seek to have the applicable independent contractors execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

Section 4.03 At-Will Status. Nothing in this Agreement shall change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

Section 4.04 Severance. The Parties acknowledge and agree that the Separation, the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Article IV shall not be deemed an involuntary termination of employment or a termination of services entitling any Spinco Service Provider or Pluto Service Provider to redundancy, termination, severance or similar payments or benefits.

Section 4.05 Individual Agreements.

(a) Assignment by Pluto or Spinco. (i) Pluto shall assign, or cause an applicable member of the Pluto Group to assign, to Spinco or another member of the Spinco Group, as designated by Spinco, all Spinco Individual Agreements, with such assignment to be effective as of no later than the Distribution Date and (ii) Spinco shall assign, or cause an applicable member of the Spinco Group to assign, to Pluto or another member of the Pluto Group, as designated by Pluto, all Pluto Individual Agreements, with such assignment to be effective as of no later than the Distribution Date; provided, however, that to the extent that assignment of any such Spinco Individual Agreement or Pluto Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Distribution Date, each member of the Spinco Group (in the case of each Spinco Individual Agreement) or the Pluto Group (in the case of each Pluto Individual Agreement) shall be considered to be a successor to each member of the Spinco Group or Pluto Group, as applicable, for purposes of, and a third-party beneficiary with respect to, such agreement, such that each member of the Spinco Group or Pluto Group, as applicable, shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Spinco Group or Pluto Group, as applicable; provided further that in no event shall (A) Pluto be permitted to enforce any Spinco Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a Spinco Employee for action taken in such individual’s capacity as a Spinco Employee other than on behalf of the Spinco Group as requested by the Spinco Group in its capacity as a third-party beneficiary or (B) Spinco be permitted to enforce any Pluto Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a Pluto Employee for action taken in such individual’s capacity as a Pluto Employee other than on behalf of the Pluto Group as requested by the Pluto Group in its capacity as a third-party beneficiary.

(b) Assumption by Spinco and Pluto. Effective as of no later than the Distribution Date, Spinco shall assume and honor any Spinco Individual Agreement and Pluto shall assume and honor any Pluto Individual Agreement.

Section 4.06 Consultation with Labor Representatives; Labor Agreements. The Parties shall cooperate to inform and consult with any labor union, works council or other labor representative regarding the Transactions to the extent required by Law or a Labor Agreement. No later than as of immediately before the Distribution Time, Spinco, or another member of the Spinco Group, shall take or cause to be taken all actions that are necessary (if any) for Spinco or another member of the Spinco Group to (a) assume any Labor Agreements in effect with respect to Spinco Employees and Former Spinco Employees (excluding any Pluto Employees or Former Pluto Employees to the extent applicable) and (b) unless otherwise provided in this Agreement, assume and honor any obligations of the Pluto Group under any Labor Agreements as such obligations relate to Spinco Employees and Former Spinco Employees. No later than as of immediately before the Distribution Time, Pluto, or another member of the Pluto Group, shall take or cause to be taken all actions that are necessary (if any) for Pluto or another member of the Pluto Group to (a) assume any Labor Agreements in effect with respect to Pluto Employees and Former Pluto Employees (excluding any Spinco Employees or Former Spinco Employees to the extent applicable) and (b) assume and honor any obligations of the Spinco Group under any Labor Agreements as such obligations relate to Pluto Employees and Former Pluto Employees. Following the Distribution Time, (a) the Spinco Group shall indemnify and hold harmless the Pluto Indemnitees against any Liabilities assumed by any member of the Spinco Group pursuant to this Section 4.06 and (b) the Pluto Group shall indemnify and hold harmless the Spinco Indemnitees against any Liabilities assumed by any member of the Pluto Group pursuant to this Section 4.06.

Section 4.07 WARN Act and Other Notices. The Spinco Group shall provide any required notice under the Worker Adjustment and Retraining Notification Act and any similar foreign, state, local or other applicable Law (collectively, “WARN”) and otherwise comply with any such requirement with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event, in each case, occurring after the Distribution Time and affecting Spinco Employees. The Spinco Group shall indemnify and hold harmless the Pluto Indemnitees against any such Liabilities relating to WARN with respect to any events occurring after the Distribution Time, in accordance with Article IV of the Separation Agreement.

ARTICLE V

DEFINED BENEFIT PLANS

Section 5.01 U.S. Defined Benefit Plans.

(a) Pluto Consolidated Pension Plan. As of the Distribution Time, the Pluto Group shall retain, and no member of the Spinco Group shall assume or retain sponsorship of, or any Assets or Liabilities with respect to, the Pluto Consolidated Pension Plan.

(b) Puerto Rico Defined Benefit Plans. As of the Distribution Time, the Spinco Group shall retain, and no member of the Pluto Group shall assume or retain sponsorship of, or any Assets or Liabilities with respect to, the Searle-Monsanto Puerto Rico Employees’ Retirement Plan and the Pluto Consolidated Pension Plan for Employees Resident in Puerto Rico. The Pluto Group and the Spinco Group shall merge the Searle-Monsanto Puerto Rico Employees’ Retirement Plan into the Pluto Consolidated Pension Plan for Employees Resident in Puerto Rico prior to the Distribution Date.

Section 5.02 Non-U.S. Defined Benefit Plans.

(a) Establishment of Non-U.S. Defined Benefit Plans. Effective as of, or as soon as practicable following, the Distribution Date, Spinco shall establish or designate defined benefit pension or termination benefit plans or arrangements, as applicable (collectively, the “Spinco Non-U.S. Defined Benefit Plans”), for the benefit of the Spinco Employees and Former Spinco Employees who participate in or accrue benefits pursuant to the Plans set forth on Exhibit 5.02(a)

or any other arrangement with respect to which a transfer of Assets or Liabilities is required whether under a Plan or pursuant to applicable Law (collectively, the “Pluto Non-U.S. Defined Benefit Plans,” and the Spinco Employees and Former Spinco Employees who participate in or accrue benefits pursuant to the Pluto Non-U.S. Defined Benefit Plans, the “Transferred Defined Benefit Plan Participants”). Each Spinco Non-U.S. Defined Benefit Plan shall provide, upon the transfer of Assets referred to below (or, if there is no transfer of Assets with respect to a particular Plan because the Plan is not funded, or is funded through a funding vehicle that is not owned by the Pluto Group as of the Distribution Date), that the accrued benefits of the Transferred Defined Benefit Participants under such Spinco Non-U.S. Defined Benefit Plan shall in no event be less than their accrued benefits under the corresponding Pluto Non-U.S. Defined Benefit Plan as of the Distribution Date. With respect to any Pluto Non-U.S. Defined Benefit Plan that is funded through a funding vehicle that is owned or controlled by the Pluto Group, Pluto shall cause to be transferred from the trusts or other funding vehicles under such Pluto Non-U.S. Defined Benefit Plan to the trusts or other funding vehicles under the corresponding Spinco Non-U.S. Defined Benefit Plan Assets in the form of cash, cash equivalents, marketable securities or insurance contracts (to the extent allowable under the terms of such contracts and exclusively intended to cover plan benefits), the value of which shall be equal to: (i) the actuarial present value of projected benefits (that is, the “projected benefit obligation” as defined in Topic 715 in the FASB’s Accounting Standards Codification, the “PBO”) under such Pluto Non-U.S. Defined Benefit Plan as of the Distribution Date that is attributable to the Transferred Defined Benefit Plan Participants, divided by the PBO of all participants in such Pluto Non-U.S. Defined Benefit Plan as of the Distribution Date, multiplied by the market value of the Assets of such Pluto Non-U.S. Defined Benefit Plan at the Distribution Date; or (ii) such greater amount as is required to transfer by the applicable Plan, applicable Law or a Labor Agreement (such amounts, the “Non-U.S. Defined Benefit Plan Transfer Amounts”).

(b) Non-U.S. Defined Benefit Plan Transfer Amounts. The transfer of the Non-U.S. Defined Benefit Plan Transfer Amounts, and the assumption by Spinco and its Affiliates of Liabilities with respect to or relating to the Transferred Defined Benefit Plan Participants under the applicable Pluto Non-U.S. Defined Benefit Plans, shall be subject to such consents, approvals and other requirements as may apply under applicable Law. Spinco shall cause the corresponding Spinco Non-U.S. Defined Benefit Plans to accept the Non-U.S. Defined Benefit Plan Transfer Amounts. Actuarial determinations shall be made in accordance with Section 5.02(e). If a Pluto Non-U.S. Defined Benefit Plan is not required to be funded by applicable Law or is funded through a funding vehicle that is not owned or controlled by the Pluto Group as of the Distribution Date, there shall be no transfer of Assets by the Pluto Non-U.S. Defined Benefit Plan or by Pluto or its Affiliates.

(c) Adjustments to Plan Transfer Amounts. The Non-U.S. Defined Benefit Plan Transfer Amounts, if any, from each Pluto Non-U.S. Defined Benefit Plan shall be equitably adjusted to take into account benefit payments made from the Pluto Non-U.S. Defined Benefit Plan to the Transferred Defined Benefit Plan Participants after the Distribution Date but prior to the date of transfer and for any investment returns, earnings and losses on such amounts during such period. The Non-U.S. Defined Benefit Plan Transfer Amounts, if any, shall be determined pursuant to Section 5.02(e).

(d) Assumption of Liabilities. At the times of the transfers of the Non-U.S. Defined Benefit Plan Transfer Amounts (or if there is no transfer of Assets with respect to a particular Plan because the Plan is not required to be funded under applicable Law, or is funded through a funding vehicle that is not owned or controlled by the Pluto Group as of the Distribution Date, from and after the Distribution Date), the Transferred Defined Benefit Plan Participants shall cease to be participants in the Pluto Non-U.S. Defined Benefit Plans (and for the avoidance of doubt, shall have ceased benefit accrual prior to the Distribution Date), and Spinco and the Spinco Non-U.S. Defined Benefit Plans shall assume all Liabilities under the corresponding Pluto Non-U.S. Defined Benefit Plans in respect of the Transferred Defined Benefit Plan Participants, and Pluto and its Affiliates and the corresponding Pluto Non-U.S. Defined Benefit Plans shall be relieved of all such Liabilities under the Pluto Non-U.S. Defined Benefit Plans to the Transferred Defined Benefit Plan Participants.

(e) Actuarial Determinations. For purposes of this Section 5.02, actuarial determinations shall be based upon the actuarial assumptions and methodologies used in preparing the most recent audited financial statements of Pluto as of the date of the determination (except that the assumptions concerning the applicable discount rate and rate of compensation increases will be determined as of the Distribution Date by Mercer but consistent with the manner in which those assumptions were determined for the most recent audited financial statements of Pluto) (the “Actuarial Assumptions”). Unless otherwise agreed by the Parties, all actuarial determinations under this Agreement shall be made by Mercer.

(f) Delayed Transfers. Notwithstanding the foregoing, the Parties may agree to delay any transfer contemplated by this Section 5.02 to be effective as of a date coincident with or as soon as practicable following the transfer of a Spinco Delayed Transferred Employee to a member of the Spinco Group or a Delayed Asset, with the references to “Distribution Date” in this Section 5.02 to be the effective date as agreed by the Parties.

Section 5.03 Pension Plan for Japan.

(a) Establishment of Pension Plan for Japan. Effective as of the Distribution Date, or as soon as practicable following the Distribution Date, Pluto shall establish or designate defined benefit pension or termination benefit plans or arrangements, as applicable (collectively, the “Pluto Japan Pension Plan”) for the benefit of the Pluto Employees and the Former Employees who participate in or accrue benefits in the Spinco Japan Pension Plan and the Pluto Employees and the Former Employees who participate in or accrue benefits pursuant to the Spinco Japan Pension Plan, the “Transferred Japan Pension Plan Participants”). The Spinco Japan Pension Plan shall provide, upon the transfer of Assets referred to below, that the accrued benefits of the Transferred Japan Pension Plan Participants under the Pluto Japan Pension Plan shall in no event be less than their accrued benefits under the Spinco Japan Pension Plan as of the Distribution Date. Spinco shall cause to be transferred from the trusts or other funding vehicles under the Spinco Japan Pension Plan to the trusts or other funding vehicles under the Pluto Japan Pension Plan Assets in the form of cash, cash equivalents, marketable securities or insurance contracts (to the extent allowable under the terms of such contracts and exclusively intended to cover plan benefits), the value of which shall be equal to: (i) the PBO under such Spinco Japan Pension Plan as of the Distribution Date that is attributable to the Transferred Japan Pension Plan

Participants, divided by the PBO of all participants in such Spinco Japan Pension Plan as of the Distribution Date, multiplied by the market value of the Assets of such Spinco Japan Pension Plan at the Distribution Date; or (ii) such greater amount as is required to transfer by the Spinco Japan Pension Plan, applicable Law or a Labor Agreement (such amounts, the “Japan Pension Plan Transfer Amount”).

(b) Japan Pension Plan Transfer Amounts. The transfer of the Japan Pension Plan Transfer Amount, and the assumption by Pluto and its Affiliates of Liabilities with respect to or relating to the Transferred Japan Pension Plan Participants under the Spinco Japan Pension Plan, shall be subject to such consents, approvals and other requirements as may apply under applicable Law. Pluto shall cause the Pluto Japan Pension Plan to accept the Japan Pension Plan Transfer Amount. Actuarial determinations shall be made in accordance with Section 5.02(e).

(c) Adjustments to Plan Transfer Amounts. The Japan Pension Plan Transfer Amount from the Spinco Japan Pension Plan shall be equitably adjusted to take into account benefit payments made from the Spinco Japan Pension Plan to the Transferred Japan Pension Plan Participants after the Distribution Date but prior to the date of transfer and for any earnings and losses on such amount during such period. The Japan Pension Plan Transfer Amount shall be determined pursuant to Section 5.02(e).

(d) Assumption of Liabilities. At the times of the transfers of the Japan Pension Plan Transfer Amount, the Pluto Employees and the Former Employees shall cease to be participants in the Spinco Japan Pension Plan (and for the avoidance of doubt, shall have ceased benefit accrual immediately prior to the Distribution Date), and the Pluto Japan Pension Plans shall assume all Liabilities under the Spinco Japan Pension Plan in respect of the Transferred Japan Pension Plan Participants, and Spinco and its Affiliates and the Spinco Japan Pension Plan shall be relieved of all Liabilities under the Spinco Japan Pension Plan to the Transferred Japan Pension Plan Participants.

(e) Actuarial Determinations. For purposes of this Section 5.03, actuarial determinations shall be based upon the Actuarial Assumptions.

ARTICLE VI

DEFINED CONTRIBUTION PLANS

Section 6.01 U.S. Defined Contribution Plan.

(a) No Assumption of Defined Contribution Plan Liabilities of the Pluto Savings Plan. As of the Distribution Date, the Pluto Group shall retain, and no member of the Spinco Group shall assume or retain sponsorship of, or any Assets or Liabilities with respect to, the Pluto Savings Plan, other than with respect to the rollover of account balances described in Section 6.01(d) or any Liabilities arising from noncompliance by any member of the Spinco Group with the provisions of this Agreement.

(b) Pluto Savings Plan. Prior to the Distribution Date, Pluto or another member of the Pluto Group shall amend the Pluto Savings Plan and take any other action necessary to provide that: (i) Spinco Employees shall be one hundred percent (100%) vested in their account balances under the Pluto Savings Plan as of the Distribution Date; and (ii) Spinco Employees shall be entitled to receive Matching Contributions and Retirement Savings Contributions (as such terms are defined in the Pluto Savings Plan) with respect to the portion of the plan year ending immediately prior to the Distribution Time without regard to whether the Distribution Time coincides with the end of a calendar quarter or any requirement to be employed on the last day of the plan year.

(c) Spinco Savings Plan. Spinco shall, or shall cause any member of the Spinco Group, to establish or maintain a qualified defined contribution plan (the “Spinco Savings Plan”), effective as of the Distribution Date. Spinco shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Spinco Savings Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Distribution Date, Spinco shall take all steps reasonably necessary to obtain a favorable determination from the IRS or obtain an opinion as to such qualification. Immediately prior to the Distribution Date, Spinco Employees shall cease active participation in the Pluto Savings Plan, and upon the Distribution Date, Spinco Employees shall be eligible to commence participation in the Spinco Savings Plan. Any minimum age or service requirements contained in the Spinco Savings Plan with respect to eligibility to participate generally or eligibility to share in any employer contributions under such plan shall be waived or deemed satisfied for Spinco Employees to the extent waived or satisfied under the Pluto Savings Plan immediately prior to the Distribution Date.

(d) Rollover of Account Balances. As soon as practicable after the Distribution Date, Pluto and Spinco shall take any and all actions as may be required to permit each Spinco Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or loan notes in an amount equal to the entire eligible rollover distribution distributable to such Spinco Employee from the Pluto Savings Plan to Spinco Savings Plan.

Section 6.02 Spinco Puerto Rico Savings Plan

(a) Spinco Retention of the Puerto Rico Savings Plan. As of the Distribution Date, the Spinco Group shall retain, and no member of the Pluto Group shall assume or retain sponsorship of, or any Assets or Liabilities with respect to, the Puerto Rico Savings Plan, other than with respect to the rollover of account balances described in Section 6.02(c) or any Liabilities arising from noncompliance by any member of the Pluto Group with the provisions of this Agreement.

(b) Treatment of Pluto Employee Participants. Prior to the Distribution Date, Spinco or another member of the Spinco Group shall amend the Puerto Rico Savings Plan and take any other action necessary to provide that: (i) Pluto Employees shall be one hundred percent (100%) vested in their account balances under the Puerto Rico Savings Plan as of the Distribution Date; and (ii) Pluto Employees shall be entitled to receive Matching Contributions and Retirement Savings Contributions (as such terms are defined in the Puerto Rico Savings Plan) with respect to the portion of the plan year ending immediately prior to the Distribution Time without regard to whether the Distribution Time coincides with the end of a calendar quarter or any requirement to be employed on the last day of the plan year.

(c) Rollover of Account Balances. As soon as practicable after the Distribution Date, Pluto and Spinco shall take any and all actions as may be required to permit each Pluto Employee to elect to make rollover contributions in cash or loan notes in an amount equal to the entire eligible rollover distribution distributable to such Pluto Employee from the Puerto Rico Savings Plan to a plan designated by Pluto and permitted pursuant to the terms of the Puerto Rico Savings Plan or applicable Law.

Section 6.03 Spinco Japan Defined Contribution Plan.

(a) Spinco Retention of the Japan Savings Plan. As of the Distribution Date, the Spinco Group shall retain, and no member of the Pluto Group shall assume or retain sponsorship of, or any Assets or Liabilities with respect to, the Spinco Japan Defined Contribution Plan, other than with respect to the rollover of account balances described in Section 6.03(b) or in connection with a plan split described in Section 6.03(c), or any Liabilities arising from noncompliance by any member of the Pluto Group with the provisions of this Agreement.

(b) Rollover of Account Balances. As soon as practicable after the Distribution Date, Pluto and Spinco shall take any and all actions as may be required to permit each Pluto Employee to elect to make rollover contributions in cash or loan notes in an amount equal to the entire eligible rollover distribution distributable to such Pluto Employee from the Spinco Japan Defined Contribution Plan to a plan designated by Pluto and permitted pursuant to the terms of the Spinco Japan Defined Contribution Plan or applicable Law.

(c) Plan Split. If applicable Law requires the Pluto Group to assume the Liabilities of the Pluto Employees under the Pluto Japan Defined Contribution Plan (“Japan Pluto DC Participants”), Spinco shall cause the transfer under the Spinco Japan Defined Contribution Plan to a plan designated by Pluto of (i) the account balances of such Japan Pluto DC Participants as of the Distribution Date of cash, cash equivalents, insurance contracts (to the extent allowable under the terms of such contracts and exclusively intended to provide benefits) or other property equal to the actual account balances of the Spinco Japan Defined Contribution Participants under such plan or such greater amount as is required by any applicable Governmental Authority having jurisdiction over the Pluto Japan Defined Contribution Plan in order to obtain approval of such transfer, and (ii) any notes corresponding to loans of the Japan Pluto DC Participants (the “DC Transfer Amount”). The transfer of the DC Transfer Amount shall be subject to such consents, Approvals and other legal requirements as may apply under applicable Law. The DC Transfer Amount to be transferred, if any, from the Spinco Japan Defined Contribution Plan shall be equitably adjusted to take into account benefit payments made from such plan after the Distribution Date but prior to the date of transfer and for any earnings and losses on such amount during such period. At the times of the transfers of the DC Transfer Amount, the Spinco Group and the Spinco Japan Defined Contribution Plan shall be relieved of all such Liabilities under such Spinco Japan Defined Contribution Plan with respect to such Japan Pluto DC Participants.

Section 6.04 Non-U.S. Defined Contribution Plans. The Pluto Group shall retain, and no member of the Spinco Group shall assume or retain, sponsorship of, or any Assets or Liabilities with respect to, any defined contribution plan maintained for Spinco Employees or Former Spinco Employees in any non-U.S. jurisdiction, except with respect to the Spinco Japan Defined Contribution Plan as provided in Section 6.03 or as required by applicable Law or with respect to the rollover of account balances of Spinco Employees to the extent permissible in such non-U.S. jurisdiction or any Liabilities arising from noncompliance by any member of the Spinco Group with the provisions of this Agreement. Other than with respect to any rollover of account balances in accordance with the immediately preceding sentence or the Spinco Japan Defined Contribution Plan as described in Section 6.03, Pluto or another member of the Pluto Group shall retain all accounts and all Assets and Liabilities relating to any defined contribution plan maintained for Spinco Employees or Former Spinco Employees in any non-U.S. jurisdiction with respect to each Spinco Employee and each Former Spinco Employee.

ARTICLE VII

NONQUALIFIED PLANS

Section 7.01 Nonqualified Plans. The Pluto Group shall retain, and no member of the Spinco Group shall assume or retain sponsorship of, or any Assets or Liabilities with respect to, the Pluto Nonqualified Plans.

Section 7.02 Distributions. The Parties acknowledge that none of the Transactions shall trigger a payment or distribution of compensation under any of the Pluto Nonqualified Plans for any participant and consequently, that the payment or distribution of any compensation to which such participant is entitled under any such plan shall occur upon such participant’s separation from service from the Spinco Group or the Pluto Group or at such other time as provided in the applicable deferred compensation plan or participant’s deferral election. Spinco shall notify Pluto in writing of a Spinco Employee’s separation from service with a member of the Spinco Group within thirty (30) days thereafter. The obligations of one Party to provide Information to the other Party in order to allow the administration of the Pluto Nonqualified Plans pursuant to this Article VII are set forth in Section 14.01.

ARTICLE VIII

HEALTH AND WELFARE PLANS

Section 8.01 Health and Welfare Plan Liabilities. Except as otherwise provided in this Article VIII, including Section 8.02 regarding life insurance and Section 8.06 regarding long-term disability benefits, effective as of the Distribution Time, the Spinco Group shall retain or assume, as applicable, all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Spinco Employees or Former Spinco Employees under the Pluto Health and Welfare Plans and Spinco Health and Welfare Plans before, at, or after the Distribution Time. Any Liabilities incurred or paid by the Pluto Group shall be subject to reimbursement by the Spinco Group in accordance with Section 14.05.

Section 8.02 Allocation of Life Insurance Liabilities. Each Pluto Life Insurance Plan shall retain all Liabilities with respect to covered life insurance claims incurred prior to the Distribution Date by Employees and Former Employees and their respective dependents, other than any Liabilities with respect to claims incurred under a Spinco Life Insurance Plan by any such Employees or Former Employees and their respective dependents which will be retained by Spinco. The applicable Spinco Life Insurance Plans shall be responsible for all Liabilities with respect to life insurance claims incurred after the Distribution Date by Spinco Employees and their dependents. For these purposes, a claim shall be deemed to be incurred on the date of the death of the insured person.

Section 8.03 Post-Separation Transitional Arrangements.

(a) Coverage and Contribution Elections. As of the Distribution Date, Spinco shall cause the Spinco Health and Welfare Plans (including Spinco Flexible Benefits Plans) to recognize and maintain all coverage and contribution elections made by Spinco Employees and Former Spinco Employees under the corresponding Pluto Health and Welfare Plans (including the Pluto Flexible Benefits Plans) and apply such elections under Spinco Health and Welfare Plans for the remainder of the period or periods for which such elections are, by their terms, applicable. All waiting periods and pre-existing condition exclusions and actively-at-work requirements shall be waived with respect to Spinco Employees and Former Spinco Employees who were not subject to any such waiting periods, exclusions or requirements under a Pluto Health and Welfare Plan in which such employees participate immediately prior to the Distribution Date. For the avoidance of doubt, nothing herein shall prevent Spinco from conducting open enrollment and accepting elections under Spinco Health and Welfare Plans.

(b) Deductibles and Out-of-Pocket Maximums. On and after the Distribution Date, Spinco shall cause the Spinco Health Plans to recognize and give credit for or take into account all amounts applied to deductibles, out-of-pocket maximums and copayments with respect to which such expenses have been incurred by Spinco Employees and Former Spinco Employees under the Pluto Health Plans for the remainder of the calendar year in which the Distribution Date occurs.

Section 8.04 Flexible Benefits Plans Spin-Off. The Parties shall take all steps necessary or appropriate so that the account balances (whether positive or negative) (the “Transferred Account Balances”) under the Pluto Flexible Benefits Plans of each Spinco Employee or Former Spinco Employee who has elected to participate therein in the year in which the Distribution Date occurs shall be transferred, as soon as practicable after the Distribution Date, from the Pluto Flexible Benefits Plans to the corresponding Spinco Flexible Benefits Plans. Spinco Flexible Benefits Plans shall assume responsibility as of the Distribution Date for all outstanding dependent care and medical care claims under the Pluto Flexible Benefits Plans of each Spinco Employee or Former Spinco Employee for the year in which the Distribution Date occurs and shall assume and agree to perform the obligations of the analogous Pluto Flexible Benefits Plans from and after the Distribution Date. As soon as practicable after the Distribution Date, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, Pluto shall pay Spinco the net aggregate amount of the Transferred Account Balances if such amount is positive, and Spinco shall pay Pluto the net aggregate amount of the Transferred Account Balances if such amount is negative.

Section 8.05 COBRA. Effective as of the Distribution Time, (a) the Pluto Group shall assume or retain responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Pluto Health Plans with respect to any Pluto Employees, Spinco Employees or Former Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Pluto Health Plans on or prior to the Distribution Time and (b) the Spinco Group shall assume or retain responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Spinco Health Plans with respect to any Spinco Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Spinco Health Plans following the Distribution Time; provided that the Spinco Group shall retain or assume, as applicable, all Liabilities relating to, arising out of or resulting from health and welfare claims incurred by or on behalf of Spinco Employees or Former Spinco Employees (and their covered dependents) under the Pluto Health and Welfare Plans before, at, or after the Distribution Time. Any Liabilities incurred or paid by the Pluto Group shall be subject to reimbursement by the Spinco Group in accordance with Section 14.05. The Parties agree that the consummation of the transactions contemplated by the Separation Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 8.06 Disability Plans. Pluto shall retain all Liabilities for long-term disability benefits with respect to (a) all Pluto Employees and Former Employees and (b) any Spinco Employee who, as of the Distribution Time, is on short-term disability leave and who subsequently becomes eligible to receive long-term disability benefits under such plans but only with respect to disability claims incurred by such Spinco Employee prior to the Distribution Time (other than, in the case of clauses (a) and (b), Liabilities for long-term disability benefits with respect to claims incurred under a Spinco Long-Term Disability Plan, which will be retained by Spinco). For this purpose, a disability claim shall be considered incurred on the date of the occurrence of the event or condition giving rise to disability. Without limiting the generality of the foregoing, the Spinco Group shall be responsible for Liabilities related to all other compensation and benefits of such Spinco Employee or Former Spinco Employee that are allocated to the Spinco Group pursuant to this Agreement, including Liabilities related to severance or group health benefits.

Section 8.07 Leave of Absence Programs and FMLA. Effective as of the Distribution Date, (a) the Spinco Group shall honor all terms and conditions of leaves of absence that have been granted by Pluto to any Spinco Employee under a Pluto Leave of Absence Program or FMLA or other applicable Law regarding leave of absence before the Distribution Date, including such leaves that are to commence after the Distribution Date; (b) the Spinco Group shall be solely responsible for administering any such leave of absence and complying with FMLA or other applicable Laws regarding leave of absence with respect to Spinco Employees; and (c) the Spinco Group shall recognize all periods of service of Spinco Employees with the members of the Pluto Group, as applicable, to the extent such service is recognized by the members of the Pluto Group for the purpose of eligibility for leave entitlement under the Pluto Leave of Absence Programs, FMLA and other applicable Laws.

Section 8.08 Pluto Workers’ Compensation Program. The treatment of workers’ compensation shall be governed by the Separation Agreement.

ARTICLE IX

RETIREE MEDICAL PLANS

Section 9.01 Pluto Canada Retiree Medical Plan. Effective as of no later than the Distribution Time, each Spinco Employee who participates in or accrues benefits pursuant to the Pluto Canada Retiree Medical Plan, or who would have been eligible to participate in the Pluto Canada Retiree Medical Plan as of the Distribution Time (subject to satisfaction of the age and service requirements thereof), (a) shall cease actively participating or being eligible to become a participant, or accruing service towards eligibility, in the Pluto Canada Retiree Medical Plan, and the Pluto Group shall have no Liabilities in respect of the provision of post-retirement medical benefits to such Spinco Employee, and (b) shall commence participating or accruing service towards eligibility and level of benefits (taking into account the recognition of all prior service credit in accordance with Section 3.03(b)) in a retiree medical plan established or designated by the Spinco Group on terms that are no less favorable than those required by applicable Law or Labor Agreement or are necessary to avoid triggering redundancy, severance, termination or similar payments or benefits for such Spinco Employees (“Spinco Retiree Medical Plan”). Effective as of no later than the Distribution Time, Spinco and the Spinco Retiree Medical Plan shall assume all Liabilities under the Pluto Canada Retiree Medical Plan in respect of the Spinco Employees.

Section 9.02 Puerto Rico Retiree Medical Plan. The Spinco Group shall retain, and no member of the Pluto Group shall assume or retain sponsorship of, or any Liabilities with respect to, all individuals who are eligible to participate in the Puerto Rico Retiree Medical Plan as of immediately prior to the Distribution Date (without regard to whether he or she is an Employee or Former Employee or has enrolled in or commenced benefits under such plan) (collectively, the “Retiree Medical Plan Participants”). Spinco shall have the right to freeze, amend or terminate the Puerto Rico Retiree Medical Plan at any time following the Distribution Date; provided, however, that (a) any action with respect to the Puerto Rico Retiree Medical Plan shall not discriminate among the Retiree Medical Plan Participants and (b) Spinco shall provide the Retiree Medical Plan Participants with a reasonable period of notice prior to any such action. Notwithstanding the right to freeze, amend or terminate the Puerto Rico Retiree Medical Plan, Spinco shall be required to provide the Retiree Medical Plan Participants with benefits through continued operation of the plan, a cash payment or payments in lieu of benefits or procurement of comparable benefits through a third-party provider that maximizes the value of any substitute benefit coverage with an aggregate cash cost for such benefits and cash payments to Spinco that is no less than the amount specified on Exhibit 9.02 of this Agreement (the “Total Cost Amount”). If Spinco elects to satisfy its obligation through a cash payment or payments to the Retiree Medical Plan Participants, the amount of the payment or payments to each Retiree Medical Plan Participant shall equal the allocable portion of the actuarial value of the benefit that would have otherwise been provided had the plan continued without freeze, amendment or termination (determined based on reasonable actuarial assumptions); provided that, (i) if the Total Cost Amount would be exceeded (taking into account both the payments and costs incurred by Spinco under the Puerto Rico Retiree Medical Plan with respect to claims paid following the Distribution), the cash payments to each Retiree Medical Plan Participant shall be reduced on a proportional basis but only to the extent that the Total Cost Amount is not exceeded and (ii) if the Total Cost Amount would not be exceeded (taking into account both the payments and costs incurred by Spinco under the Puerto Rico Retiree Medical Plan with respect to claims paid following the Distribution), the remaining amount up to the Total Cost Amount shall be allocated on a proportional basis.

Section 9.03 U.S. Retiree Medical Plan. The Pluto Group shall retain, and no member of the Spinco Group shall assume sponsorship of, or any Liabilities with respect to, the U.S. Retiree Medical Plan.

ARTICLE X

NON-EQUITY INCENTIVE PRACTICES AND PLANS

Section 10.01 Corporate Bonus Practices. The Spinco Group shall be responsible for determining all non-equity bonus awards that would otherwise be payable to Spinco Employees or Former Spinco Employees for any performance periods that are open as of the Distribution Time. The Spinco Group shall also determine for Spinco Employees or Former Spinco Employees (a) the extent to which established performance criteria (as interpreted by the Spinco Group, in its sole discretion) have been met, and (b) the payment level for each Spinco Employee or Former Spinco Employee. The Spinco Group shall assume all Liabilities with respect to any such bonus awards payable to Spinco Employees or Former Spinco Employees for any performance periods that are open as of the Distribution Time and thereafter, and no member of the Pluto Group shall have any obligations with respect thereto. For the avoidance of doubt, the Pluto Group shall assume or retain all Liabilities with respect to any non-equity bonus awards that would otherwise be payable to Pluto Employees or Former Pluto Employees for any performance periods that are open as of the Distribution Time.

Section 10.02 Spinco Retained Bonus Plans. No later than the Distribution Time, the Spinco Group shall continue to retain (or assume as necessary) any incentive plan for the exclusive benefit of Spinco Employees and Former Spinco Employees, whether or not sponsored by the Spinco Group, and, from and after the Distribution Time, shall be solely responsible for all Liabilities thereunder.

ARTICLE XI

EQUITY COMPENSATION

Section 11.01 Spinco Stock Plan. Effective as of no later than immediately prior to the Distribution Time, Spinco shall adopt, and its shareholder shall approve, the Spinco Stock Plan in the form provided to Spinco by Utah prior to the Distribution Date, which form shall be subject to Spinco’s reasonable review and comment.

Section 11.02 Equity Awards Held by Spinco Employees.

(a) Vested Awards and Pro Rata Vested Awards. As of immediately prior to the Distribution Time, each Pluto Equity Award held by a Spinco Employee (including any Spinco Delayed Transfer Employee notwithstanding the delayed transfer) that is outstanding and unvested shall vest (or, in the case of a performance-based Pluto Equity Award, the applicable service requirement shall be deemed satisfied) in respect of a prorated portion of the Pluto Shares subject to such Pluto Equity Award equal to the product of (i) the total number of Pluto Shares subject to such Pluto Equity Award, and (ii) a fraction (A) the numerator of which is the number of days elapsed from the applicable date of grant through the day prior to the Distribution Date and (B) the denominator of which is the total number of days in the vesting period. Each Pluto Equity Award that is held by a Spinco Employee and that is outstanding and vested immediately prior to the Distribution Time (including any portion of a Pluto Equity Award that becomes vested or for which the applicable service requirement is deemed satisfied pursuant to the immediately preceding sentence), shall remain denominated, as of immediately following the Distribution Time, in Pluto Shares and shall settle according to the existing terms of the such Pluto Awards; provided that Pluto may adjust the terms of Pluto Equity Awards as Pluto determines, in its sole discretion, to be appropriate to preserve the value of such awards as of immediately prior to and immediately following the Distribution Time, which adjustment shall not result in any Liability to the Spinco Group. Pluto shall retain all Liabilities with respect to each such vested Pluto Equity Award.

(b) Unvested Awards. As of immediately prior to the Distribution Time, each Pluto Equity Award held by a Spinco Employee (including any Spinco Delayed Transfer Employee notwithstanding the delayed transfer) that is outstanding and unvested and that does not vest pursuant to Section 11.02(a) (or, in the case of a performance-based Pluto Equity Award, for which the applicable service requirement is not deemed satisfied), shall be forfeited (the “Forfeited Pluto Equity Awards”). Effective as of the Distribution Time, Spinco shall grant to each such Spinco Employee a number of restricted stock units pursuant to the Spinco Stock Plan equal to the value of each such Forfeited Pluto Equity Award (each such award, a “Spinco Make-Whole Award”) pursuant to the terms of the Spinco Stock Plan. For purposes of determining the value of (i) the Forfeited Pluto Equity Awards, the value of a Pluto Share shall be determined based on the average weighted trading price of a Pluto Share on the Determination Date (or an average over a longer period ending on the Determination Date as determined by Pluto, provided that the averaging period shall be selected in advance of commencement thereof and shall be consistent with the period selected in clause (ii) of this Section 11.02(b)) and (ii) the Spinco Make-Whole Awards, the value of a Spinco Share shall be determined based on the average weighted trading price of a Utah Ordinary Share on the Determination Date (or an average over a longer period ending on the Determination Date as determined by Pluto, provided that the averaging period shall be selected in advance of commencement thereof and shall be consistent with the period selected in clause (i) of this Section 11.02(b)). Each such Spinco Make-Whole Award generally shall be subject to the same terms and conditions as the Forfeited Pluto Equity Awards; provided that (i) the vesting dates of any Spinco Make-Whole Award shall be the same as the vesting dates of the corresponding Forfeited Pluto Equity Award and (ii) the Spinco Make-Whole Award shall vest in full upon a termination of the applicable Spinco Employee’s employment with the Spinco Group based on terms no less favorable than those set forth Section 4.1 of the Utah Disclosure Schedule to the Business Combination Agreement and with any defined terms to be defined on terms no less favorable than the definitions applicable to the equity awards of similarly situated employees of Utah. For purposes of this Section 11.02(b), the employment of a Spinco Delayed Transfer Employee with the Pluto Group or the Spinco Group following the Distribution Time shall be treated as employment with the Spinco Group.

Section 11.03 Equity Awards Held by Pluto Employees, Former Pluto Employees and Pluto Non-Employee Directors. Each Pluto Equity Award that is held by a Pluto Employee, Former Pluto Employee or current or former non-employee director of Pluto and that is outstanding immediately prior to the Distribution Time shall remain denominated, as of immediately following the Distribution Time, in Pluto Shares; provided that Pluto may adjust the terms of Pluto Equity Awards as Pluto determines, in its sole discretion, to be appropriate to preserve the value of such awards as of immediately prior to and immediately following the Distribution Time, which adjustment shall not result in any Liability to the Spinco Group. Pluto shall retain all Liabilities with respect to each such Pluto Equity Award held by a Pluto Employee, Former Pluto Employee or current or former non-employee director of Pluto.

Section 11.04 Necessary Actions. The Parties shall, as soon as practicable after the date hereof and in no event later than the Business Day immediately prior to the Distribution Date, take all actions as may be necessary to implement the provisions of this Article XI, including adopting any necessary resolutions.

ARTICLE XII

SEVERANCE, PAID TIME OFF AND HEATING ALLOWANCE

Section 12.01 Severance. Effective as of no later than the Distribution Time, and except as otherwise provided in Section 2.03(d), (a) the Spinco Group shall assume and be solely responsible for all Liabilities with respect to redundancy, termination, severance compensation or similar payments or benefits payable or provided to any Spinco Employee, Spinco Independent Contractor or Former Spinco Service Provider following the Distribution Time, whether arising before, at or after the Distribution Time and (b) the Pluto Group shall retain or assume and be solely responsible for all Liabilities with respect to redundancy, termination, severance compensation or similar payments or benefits payable or provided to any Pluto Employee, Pluto Independent Contractor or Former Pluto Service Provider, whether arising before, at or after the Distribution Time.

Section 12.02 Paid Time Off Benefits. Effective as of no later than the Distribution Time, (a) the Spinco Group shall assume and honor all paid time off of the Spinco Employees and Former Spinco Employees that is accrued as of the Distribution Time and (b) the Pluto Group shall retain or assume and honor all paid time off of the Pluto Employees and the Former Pluto Employees that is accrued as of the Distribution Time.

Section 12.03 Heating Allowance. Except as otherwise provided in this Section 12.03, effective as of no later than the Distribution Date, the Spinco Group shall assume and be solely responsible for all Liabilities with respect to the heating allowance for any Spinco Employees or Former Spinco Employees located in China (the “China Heating Allowance”). The Parties may agree to delay all or any portion of the transfer of the China Heating Allowance contemplated by this Section 12.03 to be effective as of a date coincident with or as soon as practicable following the transfer of a Spinco Delayed Transfer Employee to a member of the Spinco Group or a Delayed Asset with the references to “Distribution Date” in this Section 12.03 to be the effective date as agreed by the Parties.

ARTICLE XIII

RESTRICTIVE COVENANTS

Section 13.01 Confidentiality and Proprietary Information. No provision of this Agreement, the Separation Agreement or any Ancillary Agreement shall be deemed to release any individual for any violation of the Pluto non-competition guidelines, non-solicit obligations or any agreement or policy pertaining to confidential or proprietary information of Pluto or any of its Subsidiaries, or otherwise relieve any individual of his or her obligations under such non-competition guidelines, non-solicit obligations or agreement or policy pertaining to confidential or proprietary information; provided, however, that the employment of any Spinco Employee with Spinco or any member of the Spinco Group on and following the Distribution Date shall not be a violation of any non-competition guidelines, non-solicit obligations or any agreement or policy pertaining to confidentiality or proprietary information of any member of the Pluto Group.

ARTICLE XIV

ADMINISTRATIVE PROVISIONS

Section 14.01 Information Sharing and Access.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each of Pluto and Spinco (acting directly or through members of the Pluto Group or the Spinco Group, respectively) shall provide to the other Party and its authorized agents and vendors all Information necessary (including Information for purposes of determining benefit eligibility, participation, vesting, and calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement and applicable Law. Such Information shall include Information relating to equity awards under a Pluto Stock Plan or the Spinco Stock Plan and Information relating to termination of employment for purposes of distributions under the Pluto Nonqualified Plans. To the extent that such Information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary Information and assist in resolving discrepancies or obtaining missing data. Pluto shall indemnify, defend and hold harmless the Spinco Indemnitees for any Losses and Liabilities related to or resulting from the failure by any member of the Pluto Group to provide timely and accurate Information prior to, at or after the Distribution Time in accordance with this Agreement, and Spinco shall indemnify, defend and hold harmless the Pluto

Indemnitees for any Losses and Liabilities related to or resulting from the failure of any member of the Spinco Group to provide timely and accurate Information prior to, at or after the Distribution Time in accordance with this Agreement, in each case, in accordance with Article IV of the Separation Agreement.

(b) Access to Records. To the extent not inconsistent with this Agreement, the Separation Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Distribution Time shall be provided to members of the Pluto Group and members of the Spinco Group pursuant to the terms and conditions of Article VI of the Separation Agreement.

(c) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related Information, the Pluto Group and the Spinco Group shall comply with all applicable Laws, regulations, the terms of this Agreement and internal policies, and shall indemnify and hold harmless the other Party and its respective Indemnitees from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, the terms of this Agreement and internal policies applicable to such Information, in accordance with Article VI of the Separation Agreement.

(d) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan Information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(e) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.08 of the Separation Agreement and the requirements of applicable Law.

Section 14.02 Audits Regarding Vendor Contracts. From the period beginning on the Distribution Date and ending on such date as Pluto and Spinco may mutually agree in writing, Pluto and Spinco and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Pluto Health and Welfare Plans and Spinco Health and Welfare Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor’s internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. Pluto and Spinco shall agree on the performance standards, audit methodology, auditing policy and quality measures, reporting requirements, and the manner in which costs incurred in connection with such audits will be shared.

Section 14.03 Fiduciary Matters. Pluto and Spinco each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if such Party fails to comply with any provisions hereof based upon such Party’s good faith determination that to do so would violate such a fiduciary duty or standard (as supported by advice from counsel experienced in such matters). Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party and their respective Indemnitees for any Liabilities caused by the failure to satisfy any such responsibility, in accordance with Article IV of the Separation Agreement.

Section 14.04 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Pluto and Spinco shall use their commercially reasonable best efforts to implement the applicable provision. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Pluto and Spinco shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 14.05 Reimbursement of Costs and Expenses. The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) as soon as practicable, but in any event within thirty (30) days of receipt of an invoice detailing all costs, expenses and other Liabilities paid or incurred by the Requesting Party (or any of its Affiliates), and any other substantiating documentation as the other Party shall reasonably request, that are, or have been made pursuant to this Agreement, the responsibility of the other Party (or any of its Affiliates) including those Liabilities, if any, under Section 6.01(b), Section 6.02(b), Section 8.01, Section 8.05, Section 15.01 and Section 15.01(b).

Section 14.06 Taxes and Filings. The Parties hereby acknowledge and agree that (a) the members of the Pluto Group shall be solely responsible for all obligations relating to reporting of Employment Taxes to the appropriate Governmental Authority, remitting the amounts of any such Employment Taxes required to be withheld or paid to the appropriate Governmental Authority and any regulatory filing obligation, in each case, related to any compensation or benefits that are required to be paid or provided by a member of the Pluto Group pursuant to this Agreement, and (b) the members of the Spinco Group shall be solely responsible for all obligations relating to reporting of Employment Taxes to the appropriate Governmental Authority, remitting the amounts of any such Employment Taxes required to be withheld or paid to the appropriate Governmental Authority and any regulatory filing obligation, in each case, related to any compensation or benefits that are required to be paid or provided by a member of the Spinco Group pursuant to this Agreement. Notwithstanding the foregoing, in the event that the Pluto Group or the Spinco Group, as applicable, pays or incurs a cost, expense or other Liability that is, or has been made pursuant to this Agreement, the responsibility of the other Group, the amount subject to reimbursement in accordance with Section 14.05 shall include the amount of Employment Taxes paid by the first Group in satisfying such obligation. In addition, with respect to each Spinco Employee and Former Spinco Employee, the Spinco Group shall be responsible for the filing of Form W-2 and Form 1095-C (to the extent applicable to such Spinco Employee or Former Spinco Employee) in respect of the year in which the Distribution Time occurs. Further, in accordance with and subject to the terms of the Tax Matters Agreement, the Pluto Group shall be entitled to any Tax deduction available in respect of all Liabilities related to compensation or benefits that it retains or assumes pursuant to this Agreement, and the Spinco Group shall be entitled to any Tax deduction available in respect of all Liabilities related to compensation or benefits that it retains or assumes pursuant to this Agreement. In the event that the treatment specified in this Section 14.06 does not comply with applicable Law or results in adverse Tax consequences to the Parties or any Employees or Former Employees, the Parties agree to negotiate in good faith alternative treatment that complies with applicable Law and does not result in adverse Tax consequences to the Parties or any Employees or Former Employees.

ARTICLE XV

MISCELLANEOUS

Section 15.01 Cooperation Relating to Claims.

(a) Duties of Spinco. Following the Effective Date, Spinco shall cooperate, and shall cause the members of the Spinco Group to cooperate fully with the members of the Pluto Group in the prosecution, defense and settlement of any claims for which any member of the Pluto Group retains Liability under this Agreement. Such cooperation shall include (i) affording the applicable member of the Pluto Group, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to the applicable member of the Pluto Group, its counsel and its other representatives such Information as they reasonably requested, and (iii) providing any other assistance to the applicable member of the Pluto Group, its counsel and its other representatives as they reasonably request. Pluto shall reimburse Spinco for reasonable costs and expenses incurred in assisting Pluto pursuant to this Section 15.01(a).

(b) Duties of Pluto. Following the Effective Date, Pluto shall cooperate, and shall cause the members of the Pluto Group to cooperate fully with the members of the Spinco Group in the prosecution, defense and settlement of any claims for which any member of the Spinco Group assumes Liability under this Agreement. Such cooperation shall include (i) affording the applicable member of the Spinco Group, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to the applicable member of the Spinco Group, its counsel and its other representatives such Information as they reasonably request, and (iii) providing any other assistance to the applicable member of the Spinco Group, its counsel and its other representatives as they reasonably request. Spinco shall reimburse Pluto for reasonable costs and expenses incurred in assisting Spinco pursuant to this Section 15.01(b).

Section 15.02 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except for the indemnification rights under the Separation Agreement of any Pluto Indemnitee or Spinco Indemnitee in their respective capacities as such (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided that Utah shall be a third party beneficiary of the rights of Utah as expressly set forth in this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no Service Provider or Former Service Provider, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 15.03 Survival of Covenants. Except as expressly set forth in this Agreement, any other Ancillary Agreement, the Separation Agreement or the Business Combination Agreement, the covenants contained in this Agreement, indemnification obligations and liability for the breach of any obligations contained herein shall survive the Distribution Time and the other transactions contemplated by the Separation Agreement shall remain in full force and effect in accordance with their terms.

Section 15.04 Notices. All notices and other communications among the Parties and Utah shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Pluto, to:

[Pluto]

[Address]

Attention:

Facsimile No.:

Email:

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:      Edward D. Herlihy

                      David K. Lam

                      Gordon S. Moodie

Email:           EDHerlihy@WLRK.com

                       DKLam@WLRK.com

                       GSMoodie@WLRK.com

If to Spinco to:

[Spinco]

[Address]

Attention:

Facsimile No.:

Email:

If to Utah, to:

[Utah N.V.]

[Address]

Attention:

Facsimile:

Email:

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 8th Ave New York,

New York 10019

Attention:  Mark I. Greene

                   Thomas E. Dunn

                   Aaron M. Gruber

Email:         mgreene@cravath.com

                   tdunn@cravath.com

                   agruber@cravath.com

or to such other address or addresses as the Parties and Utah may from time to time designate in writing by like notice.

Section 15.05 Amendments and Waivers. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. In addition, prior to the Distribution Date, any such waiver, amendment, supplementation or modification shall be subject to the prior written consent of Utah.

Section 15.06 Governing Law Jurisdiction; WAIVER OF JURY TRIAL.

(a) Unless expressly provided by this Agreement, this Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or thereof shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to any Laws or the principles thereof that would result in the application of the Laws of any other jurisdiction. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b) Subject to the provisions of Article VII of the Separation Agreement, each of the Parties hereby irrevocably and unconditionally submits, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware, or, if such court shall not have jurisdiction, the other state courts of the State of Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts and (v) consents to service of process in the manner provided for notices in Section 10.02 of the Separation Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE SPINCO FINANCING ARRANGEMENTS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.06(c).

(d) Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby and thereby shall be subject to the dispute resolution procedures set forth in Article VII of the Separation Agreement.

Section 15.07 Assignment; Parties in Interest. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties and, prior to the Distribution Date, Spinco may not assign its rights or delegate its duties under this Agreement without the prior written consent of Utah. Any attempted assignment or delegation in breach of this Section 15.07 shall be null and void.

Section 15.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 15.09 Entire Agreement; Conflicting Agreements.

(a) The Separation Agreement, this Agreement, the other Ancillary Agreements, and the Business Combination Agreement, including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

(b) Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

(c) Specific Performance. Subject to the provisions of Article VII of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such Party is entitled hereunder (unless this Agreement prohibits or otherwise limits any rights to specific performance and injunctive or other equitable relief). The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss hereunder or default herein or breach hereof and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Notwithstanding Section 15.06(d) and the first sentence of this Section 15.09(c), each Party shall have the right to seek specific performance and injunctive or other equitable relief in respect of its rights under this Agreement without regard to the provisions set forth in Article VII of the Separation Agreement if reasonably necessary to avoid jeopardizing or forfeiting its ability to obtain such equitable relief.

(d) No Set-Off. Except as set forth in the Business Combination Agreement, this Agreement, any other Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of its Group shall have any right of set-off or other similar rights with respect to any amount required to be paid under this Agreement by such Party or such member of its Group, on the one hand, to the other Party or any member of such other Party’s Group, on the other hand.

(e) Late Payments. Any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the due date therefor pursuant to this Agreement shall accrue interest from such due date at a rate per annum equal to the Prime Rate.

(f) Expenses. Except as otherwise specified in the Separation Agreement, the Business Combination Agreement, this Agreement or the Ancillary Agreements, and except as otherwise agreed in writing between the Parties, each Party and the members of its Group shall each be responsible for their own fees, costs and expenses paid or incurred in connection with the Transactions. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.12 to the Separation Agreement.

(g) Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. In addition, unless the Business Combination Agreement shall have been terminated in accordance with its terms, as set forth in the Business Combination Agreement, prior to the Distribution Date, any such waiver by Spinco shall be subject to the written consent of Utah.

Section 15.10 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (G) the word “or” shall be disjunctive but not exclusive; and (H) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time) means “through and including”;

(ii) references to any federal, state, local, or foreign statute or Law shall (A) include all rules and regulations promulgated thereunder and (B) be to that statute or Law as amended, modified or supplemented from time to time; and

(iii) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) All monetary figures shall be in United States dollars unless otherwise specified.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC.

By:
Name:
Title:

UPJOHN INC.

By:
Name:
Title: